EXHIBIT 4.1

IOWORLDMEDIA, INCORPORATED
10% Convertible Debenture
Due _____________, 2014

$_____________

As of _____________, 2013

IOWORLDMEDIA, INCORPORATED, a corporation incorporated under the laws of the state of Florida (the “Company” or “Maker”), for value received, hereby promises to pay to _________________________, or its registered assigns (the “Payee” or “Holder”), at ________________________________________, upon due presentation and surrender of this 10% Convertible Debenture (this “Debenture”), on or after ___________, 2014 (the “Maturity Date”), the principal amount of __________________ Dollars ($_________) and accrued interest thereon as hereinafter provided.

This Debenture was issued by the Company as of _____________, 2013 (the “Issuance Date").

ARTICLE I
PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

1.1. Payment of Principal and Interest.  Payment of the principal and accrued interest on this Debenture shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Interest (computed on the basis of a 365-day year for the number of days elapsed) on the unpaid portion of said principal amount from time to time outstanding shall be paid by the Company at the rate of ten percent (10%) per annum, in like coin and currency, payable to the Payee on the Maturity Date.  The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check, sent to the Holder’s above address or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company.  Payment of the amount due on this Debenture shall be made only upon surrender of this Debenture to the Company for cancellation.

1.2. Extension of Payment Date.  If this Debenture or any installment hereof becomes due and payable on a Saturday, Sunday or other day on which banks in the state of New York are authorized to remain closed, the due date hereof shall be extended to the next succeeding full Business Day (as defined in Section 3.1 hereof).  All payments received by the Holder shall be applied first to the payment of all accrued interest payable hereunder.

ARTICLE II
CONVERSION AND OTHER RIGHTS

2.1. Automatic Conversion into the Right to Receive Common Stock.  The entire principal amount of this Debenture and all accrued and unpaid interest hereunder, without any further action by the Holder, shall automatically convert into the right to receive shares of the Company’s common stock, par value $.001 per share (“Common Stock”), at the effective time of the merger (the “Merger”) of the Company with and into Radioio, Inc. (“Radioio”).  The aggregate principal amount of this Debenture and all accrued and unpaid interest shall be convertible into the right to receive the number of shares of Common Stock equal to the quotient of the aggregate principal amount and all accrued and unpaid interest divided by $0.0065.  Interest shall accrue to and include the day prior to the date of conversion and shall be paid upon conversion of this Debenture.  As a result of the Merger, the shares of Common Stock issuable upon conversion of this Debenture will automatically convert into shares of Radioio common stock on a 100-for-1 basis.  The right to receive a fractional share of Common Stock will be rounded up to the right to receive a whole share of Common Stock.

2.2. No Transfer of Debenture.  This Debenture is not divisible or transferable to any Person.

ARTICLE III
MISCELLANEOUS

3.1. Definitions.  In addition to those terms already defined herein, the following terms as used in this Debenture shall have the meanings set forth below:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the state of New York.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

3.2. Default.  Each of the following events shall constitute an “Event of Default” for purposes of this Debenture:

(a)           any of the representations, covenants, or warranties made by the Company herein shall have been incorrect when made in any material respect;

(b)           the Company shall breach, fail to perform, or fail to observe in any material respect any material covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, and such breach or failure to perform shall not be cured within thirty (30) days after written notice to the Company;

(c) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, the Company shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within sixty (60) calendar days thereafter; or

(d) a judgment or order for the payment of money in excess of $250,000 shall be rendered against the Company and such judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days and the Company has not filed a formal appeal of such judgment within thirty (30) days of the rendering thereof.

Unless an Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) or cured as provided herein, the Holder may consider the aggregate principal amount of this Debenture (and all interest through such date) immediately due and payable in cash, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, and the Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

3.3. Prepayment.  The principal amount of this Debenture and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time without penalty or premium, at the discretion of the Company.

3.4. Rights Cumulative.  The rights, powers and remedies given to the Holder under this Debenture shall be in addition to all rights, powers and remedies given to him, her or it by virtue of any document or instrument executed in connection therewith, or any statute or rule of law.

3.5. No Waivers.  Any forbearance, failure or delay by the Payee in exercising any right, power or remedy under this Debenture or otherwise available to the Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

3.6. Amendments in Writing.  No modification or waiver of any provision of this Debenture shall be effective unless it shall be in writing and signed by the Holder, and any such modification or waiver shall apply only in the specific instance for which given.

3.7. Governing Law.  This Debenture and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the state of New York, without regard to its conflict of law principles.

3.8. Successors.  The term “Payee” and “Holder” as used herein shall be deemed to include their respective successors, endorsees and assigns.

3.9. Mutilated, Lost, Stolen or Destroyed Debenture.  In case this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of and substitution for the Debenture, mutilated, lost, stolen or destroyed, a new Debenture of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also reasonably satisfactory to it.

3.10. No Rights as Shareholder.  Nothing contained in this Debenture shall be construed as conferring upon the Holder (a) the right to vote, to receive dividends, or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or (b) any other rights whatsoever as a shareholder of the Company.

IN WITNESS WHEREOF, ioWorldMedia, Incorporated has caused this Debenture to be duly executed and delivered as of the date first above written.

IOWORLDMEDIA, INCORPORATED

By:	/s/
Name:	Zachary McAdoo
Title:	Chairman, President and Chief Executive Officer